Exhibit 99.1

AXSYS TECHNOLOGIES FOURTH QUARTER SALES UP 28%

AND OPERATING INCOME UP 31%

Company Expects 2006 Net Income Growth of Approximately 40%

ROCKY HILL, CT — February 21, 2006 — Axsys Technologies, Inc. (NASDAQ:AXYS), a global leader in the design, manufacture and distribution of precision optical solutions, today announced financial results for the fourth quarter and year ended December 31, 2005.

Fourth Quarter Financial Highlights — versus fiscal 2004 fourth quarter:

•                  Sales increased 28% to $35.9 million.

•                  Gross margin rose to 32.4% from 28.9%.

•                  Operating income grew 31% to $4.0 million.

•                  Net income was $2.5 million, compared to $3.1 million in the 2004 period, reflecting the return to a normalized tax rate of 37.5%, compared to a tax benefit (21.0% of income) in the 2004 fourth quarter.

•                  Diluted earnings per share were $0.23, versus $0.43 in the fourth quarter of 2004, as a result of the change in tax rate and a 48% increase in the weighted average diluted shares outstanding associated with the Company’s September 2005 public equity offering.

•                  Total backlog of firm orders at the end of 2005 was a record $112.7 million.

The Company’s acquisition of Diversified Optical Products, Inc. (DiOP) on May 2, 2005 and strong military spending on surveillance and targeting programs, particularly in the infrared imaging business, were the primary catalysts for year-over-year growth.

Segment Sales (in millions):

	Three Months Ended:		Twelve Months Ended:
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Optical Systems Group	$29.9	$21.8	$108.6	$78.2
Distributed Products Group	6.0	6.2	24.9	25.3

“The Company’s fourth quarter results were in-line with our expectations, and concluded another successful year for Axsys,” said Stephen W. Bershad, Chairman and Chief Executive Officer of Axsys.  “While our Distributed Products Group did not grow as planned during the quarter, this shortfall was more than offset by the growth in our core Optical Systems Group.  Our recent acquisition in the infrared surveillance space, in particular, has been a strong contributor to both top-line performance and margin expansion.”

Fiscal 2005 Results & Fiscal 2006 Guidance

For the fiscal year 2005, Axsys achieved sales of $133.5 million, operating income of $13.9 million and net income of $7.3 million, or $0.88 per diluted share.  These results represent a 29% increase in sales, 49% growth in operating income and a 26% decrease in diluted EPS from 2004.  The decline in EPS was attributable to a 37.5% tax rate, versus a minor tax benefit (0.09%) in 2004, and a 14.6% increase in weighted average diluted shares outstanding.

In fiscal 2006, Axsys anticipates achieving annual sales of $151 - $155 million, net income of $10.1 - $10.5 million and earnings per diluted share of $0.91 - $0.95.  This guidance includes the effect of expensing stock options beginning in the first quarter of 2006, in accordance with Financial Accounting Standard (FAS) 123R, which is expected to impact net income by approximately $0.07 per diluted share in fiscal year 2006.  Axsys has elected to apply the new accounting rules using the modified-prospective method of adoption allowed under the pronouncement, and therefore will not restate prior year results.

Other key assumptions are as follows:

•                  Gross margin of approximately 32.0%;

•                  Operating margin of approximately 10.7%, including a non-cash charge of $0.8 million for stock - based compensation;

•                  Interest income of approximately $0.3 million;

•                  Effective tax rate of 38.3%, an increase of 80 basis points over 2005 due to the impact of stock - based compensation;

•                  Approximately 11.1 million weighted average diluted shares outstanding, an increase of 33% over 2005.

Mr. Bershad concluded, “Fiscal 2005 was an important year for Axsys in terms of both financial performance and market positioning.  The Company entered 2006 with a growing market presence, an exciting mix of products and capabilities, and the strongest backlog in our history.    The prospects for our business in the coming year, and beyond, are clearly promising.”

Conference Call

Management will conduct a conference call reviewing the financial results on Wednesday, February 22, 2006 at 10:00 am ET.  Interested parties may participate in the call by dialing 706-679-3148 — please call in 10 minutes before the call is scheduled to begin, and ask for the Axsys Technologies call.  The conference call will be webcast live via the Investors section of the Company’s web site at www.axsys.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the Company’s web site.

About Axsys

Axsys Technologies, Inc. is a vertically integrated OEM supplier of precision optical solutions for high technology applications, serving the aerospace, defense and high performance commercial markets.  For more information, visit www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission, including without limitations: changes in the U.S. federal government spending priorities; the Company’s ability to compete in the industries in which it operates, including the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; the potential for the Company’s backlog to be reduced or cancelled; the Company’s ability to implement its acquisition strategy and integrate its acquired companies successfully, including the acquisition of Diversified Optical Products; the Company’s ability to manage costs under the Company’s fixed-price contracts effectively; and changes in general economic and business conditions.  These statements reflect the Company’s current beliefs and are based upon information currently available to Axsys.   Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.  For more information concerning the foregoing risks and uncertainties, see the Securities and Exchange Commission filings for Axsys.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Axsys Technologies, Inc.		The Equity Group Inc.
David A. Almeida, CFO		Lauren Till
(860) 257-0200		(212) 836-9610, LTill@equityny.com
www.axsys.com		www.theequitygroup.com

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Sales	$35,940	$28,039	$133,543	$103,530
Cost of sales	24,286	19,934	91,897	72,874
Gross margin	11,654	8,105	41,646	30,656

Selling, general and administrative expenses	6,657	4,363	23,957	18,634
Research, development and engineering expenses	1,003	693	3,766	2,677
Operating income	3,994	3,049	13,923	9,345
Interest expense	(22)	(71)	(1,684)	(254)
Interest income	51	55	167	98
Loss on extinguishment of debt	—	—	(480)	—
Other income (expense), net	1	(9)	33	(38)
Income from continuing operations before income taxes	4,024	3,024	11,959	9,151
Provision for (benefit from) income taxes	1,510	(620)	4,486	(8)
Income from continuing operations	2,514	3,644	7,473	9,159
Loss from discontinued operations, net of tax	—	(495)	(150)	(495)
Net income	$2,514	$3,149	$7,323	$8,664

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.24	$0.52	$0.93	$1.30
Discontinued operations	—	(0.07)	(0.02)	(0.07)
Total	$0.24	$0.45	$0.91	$1.23
Weighted average basic common shares outstanding	10,607,165	7,053,212	8,006,029	7,020,184
DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.23	$0.49	$0.90	$1.26
Discontinued operations	—	(0.06)	(0.02)	(0.07)
Total	$0.23	$0.43	$0.88	$1.19
Weighted average dilutive common shares outstanding	10,948,711	7,408,165	8,355,400	7,289,437

AXSYS TECHNOLOGIES, INC.
Consolidated Balance Sheets
(In thousands)

	December 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,079	$6,000
Accounts receivable — net	18,821	15,715
Inventories — net	37,866	29,698
Income taxes — deferred	3,256	3,553
Other current assets	1,182	1,020
TOTAL CURRENT ASSETS	68,204	55,986
PROPERTY, PLANT AND EQUIPMENT — net	15,351	13,337
INTANGIBLE ASSETS - net	10,461	2,127
GOODWILL	61,048	13,013
OTHER ASSETS	1,144	1,352
TOTAL ASSETS	$156,208	$85,815

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$8,019	$6,459
Accrued expenses and other current liabilities	16,835	9,513
Deferred income	7,044	7,195
Current portion of long-term capital lease obligations	—	368
Current portion of long-term debt	—	1,000
TOTAL CURRENT LIABILITIES	31,898	24,535
CAPITAL LEASES, less current portion	—	150
LONG-TERM DEBT, less current portion	—	3,333
OTHER LONG-TERM LIABILITIES	4,769	4,704
SHAREHOLDERS’ EQUITY:
Common stock	106	72
Capital in excess of par	97,875	39,612
Accumulated other comprehensive income (loss)	3	(97)
Retained earnings	21,712	14,389
Treasury stock	(155)	(883)
TOTAL SHAREHOLDERS’ EQUITY	119,541	53,093

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$156,208	$85,815